WesBanco Declares Increase in Quarterly Cash Dividend to Its Shareholders

Wheeling, W.Va., (November 20, 2024) – WesBanco, Inc. (Nasdaq: WSBC), a diversified, multi-state bank holding company, announced today that its Board of Directors has approved a 2.8% increase in the quarterly cash dividend to $0.37 per common share from the previous quarterly dividend of $0.36 per common share. The higher dividend rate will be payable on January 2, 2025 to shareholders of record on December 6, 2024. This is the eighteenth increase in the quarterly dividend since 2010 and represents a cumulative increase of 164% over that period.

The WesBanco Board of Directors approved this most recent cash dividend increase based in part on the Company’s strong capital position and net income. The new cash dividend represents an annualized cash dividend rate of $1.48 per common share. Based upon yesterday’s closing common stock price of $35.26, the new dividend equates to a yield of approximately 4.2%.

About WesBanco, Inc.

With over 150 years as a community-focused, regional financial services partner, WesBanco Inc. (NASDAQ: WSBC) and its subsidiaries build lasting prosperity through relationships and solutions that empower our customers for success in their financial journeys. Customers across our eight-state footprint choose WesBanco for the comprehensive range and personalized delivery of our retail and commercial banking solutions, as well as trust, brokerage, wealth management and insurance services, all designed to advance their financial goals. Through the strength of our teams, we leverage large bank capabilities and local focus to help make every community we serve a better place for people and businesses to thrive. Headquartered in Wheeling, West Virginia, WesBanco has $18.5 billion in total assets, with our Trust and Investment Services holding $6.1 billion of assets under management and securities account values (including annuities) of $1.9 billion through our broker/dealer, as of September 30, 2024. Learn more at www.wesbanco.com and follow @WesBanco on Facebook, LinkedIn and Instagram.

SOURCE: WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor Relations

304-905-7021

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